SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) March 21, 2007
____________________________________________________

DEEP DOWN INC.
(formerly MediQuip Holdings, Inc.)
(Exact name of registrant as specified in its charter)

Nevada
(formerly Delaware)
(State or other jurisdiction of incorporation or organization)

75-2263732
(IRS Employer Identification Number)

15473 East Freeway
Channelview, Texas 77530
(Address of principal executive offices)

Ronald E. Smith, President
Deep Down, Inc.
15473 East Freeway
Channelview, Texas 77530
(Name and address of agent for service)

(281) 862-2201
(Telephone number, including area code of agent for service)

ITEM 3.02 - Unregistered Sales of Equity Securities.

On March 20, 2007, Deep Down, Inc. (the "Company") completed the sale of 10,000,000 shares of common stock in a private placement for $1,000,000. This private placement was initiated prior to the closing of the Agreement and Plan of Reorganization between the Company and Deep Down (Delaware). Pursuant to the terms thereof, 10,000,000 shares of common stock were reserved to complete this private placement. The shares are restricted as defined in Rule 144 of the Securities Act of 1933 and contain a restrictive legend, which restricts the ability of the holders to sell these shares for a period of no less than one year. Funds will be used to redeem certain outstanding exchangeable preferred stock and for working capital.

The Company finalized the terms of an agreement with Daniel L. Ritz, Jr. (shareholder and director), who agreed to surrender 25,000,000 shares of common stock; 1,500 shares of Series F convertible preferred stock and 500 shares of Series G exchangeable preferred stock to the Company for cancellation. For these actions, Mr. Ritz will receive 1,250 shares of Series E exchangeable preferred stock and $250,000 cash. In addition, Mr. Ritz will keep 500 shares of Series E exchangeable preferred stock he currently owns and agreed to tender his resignation from the Board. As a result of this exchange, Mr. Ritz will own 1,750 shares of Series E exchangeable preferred stock.

The Company agreed to issue 2,000 shares of Series E exchangeable preferred stock to John C. Siedhoff (shareholder, Chief Financial Officer, and director) for the surrender of his ownership of 1,500 shares of Series F convertible preferred stock and 500 shares of Series G exchangeable preferred stock, which will be returned to the transfer agent for cancellation.

The offers and sales of the securities in the private placement are exempt from the registration requirements of the Securities Act of 1933 (the “Act”) pursuant to Rule 506 and Section 4(2) of the Act. In connection with the offers and sales, we did not conduct any general solicitation or advertising, and we complied with the requirements of Regulation D relating to the restrictions on the transferability of the shares issued.

ITEM 5.02 - Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 20, 2007, the Company accepted the resignation of Daniel L. Ritz, Jr. from the Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEEP DOWN, INC.

By: /s/ Ronald Smith
Ronald Smith, President

Date: March 21, 2007